Exhibit 32
Section 1350 Certification
The following statement is being made to the Securities and Exchange Commission solely for purposes of Section 906 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. 1350), which carries with it certain criminal penalties in the event of a knowing or willful misrepresentation.
Each of the undersigned hereby certifies that the Annual Report on Form 10-K for the period ended December 31, 2006 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the registrant.

Dated: February 23, 2007	/s/ David B. Speer
David B. Speer
Chairman and Chief Executive Officer

Dated: February 23, 2007	/s/ Ronald D. Kropp
Ronald D. Kropp
Senior Vice President and Chief Financial Officer